CODE OF ETHICS

In July 2004, the SEC adopted an important rule (Rule 204A-1) similar to Rule 17J-1under the Investment Company Act, requiring SEC advisers to adopt a· code of ethics. The new rule was designed to prevent fraud by reinforcing fiduciary principles that govern the conduct of advisory firms and their personnel. MERLIN, as a matter of policy and practice, and consistent with industry best practices and SEC requirements, has adopted the following Code of Ethics covering all Supervi.sed Persons:
All MERLIN Supervised Persons are required to:
• Conduct themselves professionally, with integrity and good faith;
•	Comply with all applicable state and federal laws, rules and regulations, and the Policies and Procedures of the Firm; and
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Acknowledge our fiduciary duty to our clients, and our clients right to disclosure of any conflict of interest, and avoid any action that might conflict with our interests of our clients, or that could be potentially construed as conflicting with our client's interests.

To ensure that each Supervised Person does not put their trading interests ahead of our clients, each supervised person is required to:
•	Report and attest to their initial holdings, including any accounts of which they have a beneficial interest;
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Custody their personal and related beneficial accounts at one of the Firm's custodians and under the same Master number as that of the Firm (any exceptions must be specifically authorized by MERLIN's CCO);

•	Provide transactional records and account statements upon request, and on a monthly basis; and
•	To hold secure clients' private, non-public information.
The Firm's current Code of Ethics, and as amended, is incorporated by reference and made a part of these Policies and Procedures.
Objectives
• Setting a high ethical standard of business conduct reflecting an adviser's fiduciary obligations;
• Compliance with federal and state securities laws;
• Access persons to periodically report personal securities transactions and holdings, with limited exceptions;
• Prior approval for any Initial Public Offering or private placement investments by access persons;
• Reporting of violations;
• Delivery and acknowledgement of the Code of Ethics by each supervised person;
• Reviews and sanctions;
• Recordkeeping; and

• Summary Form ADV disclosure.
An investment advisor's Code of Ethics and related policies and procedures represent a strong internal control with supervisory reviews to detect and prevent possible insider trading, conflicts of interest and potential regulatory violations.
MERLIN has adopted procedures to implement the Firm's policy on personal securities transactions and reviews to monitor and ensure the Firm's policy is observed, implemented properly and amended or updated, as appropriate, which include the following:
•	The Compliance Department maintains a list of the Firm's advisory representatives which is updated periodically;
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Employees are to identify any personal investment accounts and any accounts in which the employee has a beneficial interest, including any accounts for the immediate family  and household members, upon hire, annually thereafter and upon opening or closing any account(s);

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For SEC registered firms, individuals identified as access persons must report all required information for covered personal securities transactions on a quarterly basis within 30 days of the end of each calendar quarter (and within 10 days of beginning employment) to the Compliance Officer or other designated officer;

•	Maintain appropriate records of the Firm's advisory representatives and employees, and reports of personal securities transactions, among other things;
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Review all employees' reports  of personal securities transactions for compliance with the Firm's policies, including the Insider Trading Policy, regulatory requirements and the Firm's fiduciary duty to its clients, among other things; and

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Employees are required to arrange for their personal and related beneficial accounts to be held under the same Custodial Master Account number as that of the Firm. Any exceptions to this requirement must be specifically authorized by MERLIN'S CEO.

PROHIBITED SELLING ACTIVITIES TRANSACTIONS BY EMPLOYEES
If an officer or employee of MERLIN desires to purchase or sell a security which is being purchased or sold for the account(s) of one or more clients of MERLIN, such officer or employee shall delay execution of his or her own transaction until twenty-four (24) hours after the clients' transactions have been completed. For purposes of this paragraph, a client shall be defined as any account for which MERLIN has trading discretion.  All transactions in "Reportable Securities" must be approved by a Portfolio Manager (or the Chief Compliance Officer if no Portfolio Manager is available) prior to execution. Reportable securities are all securities except for:
• Direct obligations of the U.S. government;
•	Bankers' acceptances, bank certificates of deposit, commercial paper, repurchase agreements and high-quality, short-term debt instruments;
•	Shares of money market funds;
•	Shares of open-end mutual funds, unless MERLIN or an affiliate acts as the investment advisor or subadvisor for the fund; and
•	Units of a unit investment trust if the unit investment trust is invested exclusively in unaffiliated open-end mutual funds.
Transaction Monitoring
To determine whether employees have complied with the rules described above (and to detect possible insider trading), the Chief Compliance Officer will review Quarterly Reports provided pursuant to these rules within 10 days after their receipt. The Chief Compliance Officer will compare Quarterly Reports and records of pre-clearance activities to determine whether employees are complying with the pre- clearance requirements. The Chief Compliance Officer will also compare transactions in Covered Accounts with transactions in client accounts for transactions or trading patterns that suggest potential front running, scalping, or other practices that could constitute or could appear to involve the abuse of an employee's position. Hot Issue Securities

No Investment Employee may purchase new publicly-offered issues of securities ("Hot Issue Securities"), other than Exempted Securities, for any Covered Account (other than a Designated Account) in the public offering of those securities without the express approval of the Chief Compliance Officer.  Hot Issue Securities present special issues for pre-clearance decisions. In determining whether to approve any such transaction for an Investment Employee, the Chief Compliance Officer will consider, among other factors, whether the investment opportunity should be reserved for client accounts and whether the investment opportunity is being offered to the Covered Account by virtue of the employee's position with the Firm. Investment Employees generally should not expect the Chief Compliance Officer to approve Covered Account purchases of Covered Securities that are subject of a public offering until at least one day after the public offering has been completed.
No reporting is required with respect to transactions effected pursuant to an automatic investment plan, such as a 401(k) plan or with respect to securities held in accounts over which the access person had no direct or indirect influence or control.